Exhibit 23.4

Consent of Davis Polk & Wardwell LLP

We consent to all references to our firm under the captions “Material Tax Considerations—United States Federal Income Tax Considerations” and “Validity of Securities” in the Prospectus contained in the Registration Statement on Form F-3 of YPF Sociedad Anónima.

/s/ Davis Polk & Wardwell LLP
DAVIS POLK & WARDWELL LLP

Date: November 26, 2010
New York, NY